Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	2:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports First Quarter Results
Richmond, VA • August 6, 2013 / PRNEWSWIRE
HIGHLIGHTS
Non-recurring pretax gain from excise tax case of $81.6 million.
Diluted earnings per share increased $1.24, to $2.05.
Net income up $35.2 million, to $58.3 million.
Lower carryover shipments reduced operating results.
Segment operating income decreased by $37.8 million, to $6.4 million.
Revenues down $27.9 million, to $433.5 million.
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the first quarter of fiscal year 2014, which ended on June 30, 2013, was $58.3 million, or $2.05 per diluted share. Those results included a gain of $81.6 million before tax ($53.1 million after tax, or $1.98 per diluted share), which resulted from the favorable outcome of litigation by the Company's operating subsidiary in Brazil related to previous years' excise tax credits. Excluding that non-recurring gain, which is discussed further below, first quarter net income decreased $17.9 million compared to the same period last year, when net income was $23.1 million, or $0.81 per diluted share. As expected, carryover shipments of tobacco were considerably lower in the first quarter of this fiscal year as shipments of the smaller crops grown in fiscal year 2013 were substantially completed by March 31, 2013. Conversely, last year's first quarter results benefited significantly from carryover shipments of large African crops. Segment operating results, which exclude unusual items, declined by $37.8 million, reflecting the reduced carryover shipments of African tobaccos this year and unfavorable currency remeasurement and exchange comparisons in the Company's Other Regions segment. Those results were partially offset by improved performance in the Company's North America and Other Tobacco Operations segments. Revenues for the first quarter of fiscal year 2014 of $433.5 million were down $27.9 million on a combination of the lower volumes at higher average prices.

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Universal Corporation

The $81.6 million gain resulted from the favorable conclusion during the quarter of a longstanding lawsuit challenging the Brazilian government's denial of the Company's rights to claim certain excise tax credits generated in previous years. The outcome of the case entitles the Company to the previously denied excise tax credits, as well as additional credits for interest from the dates the tax credits should have been available (approximately $104 million at the June 30, 2013 exchange rate). All avenues of appeal by either party have been exhausted, and the Company is now permitted to utilize the total amount of the credits to offset future federal tax obligations for a period of up to five years. The amount of the gain, which is reported in Other Income, reflects the Company's current estimate of the actual tax credits that are likely to be realized in current and future periods, after deducting attorneys' fees and credits used to satisfy certain federal taxes due immediately on the interest portion of the award.

Mr. Freeman stated, “Our results for the first quarter of fiscal year 2014 benefited from the favorable outcome of a Brazilian tax case. The related gain that we recorded in this quarter increased diluted earnings per share by $1.98, although the cash flow benefits are expected to be realized across current and future fiscal years. However, as we indicated last quarter, sales volumes in the first quarter of fiscal year 2014 were substantially lower than in the first quarter of the prior year due to the unusually low level of carryover shipments, which reduced our operating results for the quarter ended June 30, 2013. As the larger South American and African current year crops shipments ramp up in the second and third quarters, our sales volumes will increase, although our uncommitted inventories remain at extremely low levels, limiting additional sales from that source. We are still expecting a reduction in overall volumes shipped during fiscal year 2014 compared to fiscal year 2013.

“We are also watching crop development as the seasons unfold, particularly in the United States where crop sizes have been negatively impacted by recent high levels of rainfall. Burley crop levels are down from earlier projections in some origins, exacerbating the undersupply conditions expected for that type of tobacco this year. In addition, global demand is strong, and we are seeing volatile green tobacco prices in Brazil that have disrupted markets and pressured margins there. Changes in shipment timing, crop sizes, and market pricing are not unusual in our business, and we still expect fiscal year 2014 to be a solid year.

“We remain committed to being a leader in our industry and continually evaluate opportunities to meet the evolving needs of our customers and our industry. To this end, we have announced today that one of our subsidiaries has formed a business with a premier botanical extraction company to produce liquid nicotine for use in electronic cigarettes. This new business is still in its initial stages, and it is too early to predict future results. The electronic cigarette industry is developing rapidly, and as a leader in leaf tobacco sourcing and agronomic research, we are pleased to bring our expertise to this dynamic market.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
Operating income for the Company's flue-cured and burley tobacco operations, which includes the North America and Other Regions segments, decreased by about $38.6 million, to an operating loss of $2.8 million for the quarter ended June 30, 2013, while revenues for those operations declined by about 9%, to $360.4 million, compared to the same quarter last year. In the Other Regions segment, operating income decreased by $40.0 million to an operating loss of $5.2 million primarily due to the absence of large carryover shipments of African crops which benefited results in the prior year. The lower carryover shipment volumes were partly offset by higher current crop shipments from the larger crops this year. The segment's results were also affected by margin pressures in South America from a rapid escalation of green leaf prices there. Selling, general, and administrative costs were up for the quarter, as net currency remeasurement and exchange losses, mostly in Africa and Asia, compared with gains last year. Revenues for the Other Regions segment

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Universal Corporation

fell by about 12% to $296.3 million on the African volume declines, mitigated somewhat by higher green leaf tobacco prices in most origins.
Operating income for the North America segment improved by $1.4 million in the quarter ended June 30, 2013, compared to last year's first quarter as a less favorable product mix in the United States was offset by higher volumes in Central America and lower factory overhead. Selling, general, and administrative costs for the North America segment were flat. Revenues for the segment increased by about 6% to $64.2 million on increased volumes and green leaf prices.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income for the first fiscal quarter of $9.2 million was up 10% compared with the same period last year, on improved performance in the dark tobacco business. The dark tobacco earnings increase was driven mainly by a more favorable product mix despite slightly lower volumes. Results for the oriental joint venture declined for the first quarter on currency remeasurement losses, which outweighed benefits from higher sales. Revenues for this segment increased by about 15% to $73.1 million due to higher green tobacco prices and the more favorable product mix in the dark tobacco operations, as well as the timing of shipments of oriental tobaccos into the United States. Selling, general, and administrative costs for the segment were flat compared with the prior year.

OTHER ITEMS:
Cost of goods sold decreased by about 2% to $362.1 million in the quarter, due to reduced volumes partially offset by higher overall leaf costs. Selling, general, and administrative costs for the first fiscal quarter increased by $17.4 million, with $12.5 million of this increase resulting from net currency remeasurement and exchange losses in the current fiscal year compared with gains in the previous year.
Interest expense was down $0.9 million reflecting lower average debt balances during the first quarter compared with last year. The effective income tax rate for the first fiscal quarter of 2014 was about 35% compared to 34% last year. Those rates approximate the 35% U.S. federal statutory rate.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2013.
At 5:00 p.m. (Eastern Time) on August 6, 2013, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 5, 2013. A taped replay of the call will be available through August 20, 2013, by dialing (855) 859-2056. The confirmation number to access the replay is 27518030.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2013, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2013	2012
	(Unaudited)
Sales and other operating revenues	$433,528	$461,391
Costs and expenses
Cost of goods sold	362,060	369,361
Selling, general and administrative expenses	66,619	49,203
Other income	(81,619)	—
Operating income	86,468	42,827
Equity in pretax earnings of unconsolidated affiliates	1,529	1,369
Interest income	261	157
Interest expense	5,306	6,170
Income before income taxes and other items	82,952	38,183
Income taxes	29,039	12,950
Net income	53,913	25,233
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	4,396	(2,108)
Net income attributable to Universal Corporation	58,309	23,125
Dividends on Universal Corporation convertible perpetual preferred stock	(3,712)	(3,712)
Earnings available to Universal Corporation common shareholders	$54,597	$19,413

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$2.34	$0.83
Diluted	$2.05	$0.81

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2013	2012	2013
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$124,469	$207,393	$367,864
Accounts receivable, net	259,613	292,633	401,747
Advances to suppliers, net	64,721	78,260	132,100
Accounts receivable—unconsolidated affiliates	62,040	59,858	555
Inventories—at lower of cost or market:
Tobacco	1,078,040	962,347	623,377
Other	63,425	61,162	57,745
Prepaid income taxes	18,649	17,921	6,245
Deferred income taxes	37,494	51,967	32,127
Other current assets	126,202	65,610	124,213
Total current assets	1,834,653	1,797,151	1,745,973

Property, plant and equipment
Land	17,187	17,059	17,125
Buildings	235,506	228,191	234,694
Machinery and equipment	553,752	539,310	545,478
	806,445	784,560	797,297
Less: accumulated depreciation	(519,103)	(486,925)	(509,829)
	287,342	297,635	287,468
Other assets
Goodwill and other intangibles	99,738	99,211	99,048
Investments in unconsolidated affiliates	96,992	89,189	94,405
Deferred income taxes	29,482	21,219	23,783
Other noncurrent assets	88,443	50,097	55,478
	314,655	259,716	272,714

Total assets	$2,436,650	$2,354,502	$2,306,155

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2013	2012	2013
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$133,109	$149,855	$105,318
Accounts payable and accrued expenses	275,677	207,526	225,648
Accounts payable—unconsolidated affiliates	21	54	4,739
Customer advances and deposits	64,071	69,371	24,914
Accrued compensation	29,627	29,843	36,694
Income taxes payable	18,965	17,459	14,034
Current portion of long-term obligations	212,500	17,500	211,250
Total current liabilities	733,970	491,608	622,597

Long-term obligations	177,500	390,000	181,250
Pensions and other postretirement benefits	132,331	140,820	135,629
Other long-term liabilities	36,261	85,454	36,838
Deferred income taxes	42,083	40,200	42,184
Total liabilities	1,122,145	1,148,082	1,018,498

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 219,999 shares issued and outstanding (219,999 at June 30, 2012 and March 31, 2013)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,192,039 shares issued and outstanding (23,356,713 at June 30, 2012, and 23,343,973 at March 31, 2013)	201,557	196,410	202,579
Retained earnings	949,271	862,480	918,509
Accumulated other comprehensive loss	(73,710)	(90,229)	(75,540)
Total Universal Corporation shareholders' equity	1,290,141	1,181,684	1,258,571
Noncontrolling interests in subsidiaries	24,364	24,736	29,086
Total shareholders' equity	1,314,505	1,206,420	1,287,657

Total liabilities and shareholders' equity	$2,436,650	$2,354,502	$2,306,155

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2013	2012
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$53,913	$25,233
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	10,587	10,803
Amortization	415	434
Provision for losses on advances and guaranteed loans to suppliers	2,946	1,459
Foreign currency remeasurement loss (gain), net	2,534	(8,790)
Equity in net loss (income) of unconsolidated affiliates, net of dividends	(1,014)	(1,237)
Gain on favorable outcome of excise tax case in Brazil	(81,619)	—
Other, net	(11,717)	(2,258)
Changes in operating assets and liabilities, net	(209,035)	(83,580)
Net cash used by operating activities	(232,990)	(57,936)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(10,368)	(8,726)
Proceeds from sale of property, plant and equipment	145	1,965
Net cash used by investing activities	(10,223)	(6,761)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	31,739	26,958
Repayment of long-term obligations	(2,500)	(1,250)
Issuance of common stock	457	—
Repurchase of common stock	(14,145)	—
Dividends paid on convertible perpetual preferred stock	(3,712)	(3,712)
Dividends paid on common stock	(11,676)	(11,396)
Net cash provided by financing activities	163	10,600

Effect of exchange rate changes on cash	(345)	(209)
Net decrease in cash and cash equivalents	(243,395)	(54,306)
Cash and cash equivalents at beginning of year	367,864	261,699
Cash and cash equivalents at end of period	$124,469	$207,393

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco merchant and processor. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except per share data)	2013	2012

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$58,309	$23,125
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	$54,597	$19,413

Denominator for basic earnings per share
Weighted average shares outstanding	23,317	23,297

Basic earnings per share	$2.34	$0.83

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$54,597	$19,413
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,712	3,712
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	$58,309	$23,125

Denominator for diluted earnings per share
Weighted average shares outstanding	23,317	23,297
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,812	4,788
Employee share-based awards	336	306
Denominator for diluted earnings per share	28,465	28,391

Diluted earnings per share	$2.05	$0.81

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2013	2012

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$64,151	$60,486
Other regions (1)	296,260	337,533
Subtotal	360,411	398,019
Other tobacco operations (2)	73,117	63,372
Consolidated sales and other operating revenues	$433,528	$461,391

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$2,355	$978
Other regions (1)	(5,184)	34,841
Subtotal	(2,829)	35,819
Other tobacco operations (2)	9,207	8,377
Segment operating income	6,378	44,196
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(1,529)	(1,369)
Add: Other income (4)	81,619	—
Consolidated operating income	$86,468	$42,827

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)	Item is included in segment operating income, but is not included in consolidated operating income.

(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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